CODE OF ETHICS
Implementation Date January 1, 2009	Revision Date October 1, 2012	Page 1 of 9

A.	INTRODUCTION

Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) requires all investment advisors registered with the Securities and Exchange Commission (SEC) to adopt a code of ethics that sets forth standards of conduct and requires compliance with federal securities laws. To comply with Rule 204A-1 and also Rule 17j-1(b)(1) of the Investment Company Act of 1940 (“1940 Act”), the Firm has adopted this Code of Ethics (the “Code”) that is intended to reflect fiduciary principles that govern the conduct of the Firm and its Access Persons, as defined below in Section D. The Code prohibits certain types of personal transactions deemed to create conflicts of interest, or at least the potential for, or the appearance of, such conflicts and establishes reporting requirements and enforcement procedures. The Code is evaluated and updated as necessary and any amendments are provided to all employees. Employees are required to certify, at least annually, that they have received the Code and any amendments, and are in compliance with all applicable provisions thereof.

The Firm has confidence in the integrity and good faith of its Access Persons. However, the Firm recognizes those individuals may have knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions made on behalf of client accounts, including, one or more of the RidgeWorth Funds and other mutual funds sub-advised by the Firm; common/collective funds; and individually managed accounts (all collectively referred to as “Clients”). Consequently, all Access Persons are subject to the Code’s rules and regulations regardless of position, length of employment, area of expertise, etc. The Code is also reflective of SunTrust Banks, Inc. (STI) corporate codes and business values, and thus all employees are held to the highest standards of business and personal integrity at all times and without exception. In addition to adhering to the Code, all employees shall also adhere to STI’s Code of Business Conduct and Ethics.

The Firm takes great pride in its reputation and is confident that employees will comply with all regulatory and firm-specific rules and procedures. The Code is fully supported by senior management and is constantly reinforced through active business and compliance communications, and annual education and training.

B.	STANDARD OF CONDUCT

All Access Persons are responsible to review, be familiar with, and comply with the Code. Access Persons must comply with all of the laws, rules, and regulations applicable to the business in which they engage, including all federal, state, and local laws. Although not expected to know the details of each law governing Firm business, each Access Person is expected to be familiar with and comply with Firm-wide policies and procedures as they apply to his or her job function, and when in doubt, to seek advice from managers, Compliance, or other appropriate personnel.

For Internal Use – Not for Public Distribution

CODE OF ETHICS
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C.	MATERIAL NONPUBLIC INFORMATION

No employee may trade, either personally or on behalf of others (such as accounts advised by the Firm), in a security for which he or she possesses material nonpublic information, nor may such individual communicate material nonpublic information to others in violation of the law. Access Persons must review and comply with Section 4.4 of the Policy Manual entitled “Insider Trading”. Section 4.4 defines material nonpublic information and delineates employee responsibilities.

D.	PERSONAL TRADING

Definitions

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Access Persons - all directors[1], officers, full and part-time employees, certain independent contractors[2], and certain employees of affiliates who are located at the Firm’s offices and/or perform most of their job functions on behalf of the Firm.

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Advisory Persons - Access Persons whose general responsibilities include investment and trade-related activities. Job titles include, but are not limited to, Chief Investment Officer, Director of Client Administration, Trader, Portfolio Manager, Client Service Officer, Sector Portfolio Manager, Portfolio Management Specialist, and Analyst. Additional Advisory Persons include members of the RidgeWorth Management Committee.

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Beneficial Ownership - any direct or indirect pecuniary interest in a security. An Access Person is considered to have Beneficial Ownership of securities and accounts held by members of his or her immediate family living in the same house (e.g., spouse, domestic partner, and children). Access Persons are also considered to have Beneficial Ownership in securities and accounts where they have the ability to execute trades, such as through a power of attorney.

—	Blackout Period - a period where neither Access Persons nor Advisory Persons may execute personal securities transactions because the Firm is or may be trading in the same or similar securities.
¡

Blackout Period for Access Persons is one (1) calendar day and applies to Covered Security transactions. This means no Access Person may purchase or sell any Covered Security on the same day that the same security is being purchased or sold on behalf of Clients.

¡

Blackout Period for Advisory Persons seven (7) calendar days and applies to Covered Security transactions. This means no Advisory Person may purchase or sell any Covered Security on the same day as, or in the seven (7) calendar days before and after, the trade date if the same security is being purchased or sold on behalf of Clients.

1 Directors of the Firm are required to report holdings and accounts and direct statement copies to the Firm.

2 The Firm reserves the right to determine on a case-by-case basis whether an independent contractor is considered an Access Person. Length of contract and position will be determining factors.

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CODE OF ETHICS
Implementation Date January 1, 2009	Revision Date October 1, 2012	Page 3 of 9

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Covered Security - any stock, bond, security future, investment contract, or any other instrument that is considered a “security” under the Advisers Act. The term Covered Security is very broad and includes items not ordinarily thought of as “securities,” such as:

¡	Options on securities, indexes, and currencies
¡	Investments in limited partnerships
¡	Exchanged Traded Funds (ETFs)
¡	Foreign unit trusts and foreign mutual funds
¡	Private investment funds, hedge funds, and investment clubs
¡	Mutual funds that are advised or sub-advised by the Firm (e.g., RidgeWorth mutual funds)
—	Designated Broker - a specific list of securities firms where Access Persons are permitted to maintain accounts.
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Holding Period - Covered Securities generally must be held for at least thirty (30) calendar days. This includes transactions in options and futures. Employees may not close an open option position in less than 30 days from the time of the original opening transaction or purchase options that expire in less than 30 days. Employees may sell covered calls or buy a put with expiration shorter than the holding period provided the employee has held the underlying security for at least 30 days. Mutual funds that are considered Covered Securities are subject to Market Timing restrictions rather than the thirty (30) calendar days.

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Initial Public Offering (IPO) - an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

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Managed Account - an account managed by a third party in which the Access Person has no power to affect, or ability to control or influence, investment decisions in the account and does not prospectively communicate (directly or indirectly) with the person(s) with investment discretion regarding trading activity in the account. These accounts are not subject to the Designated Broker policy. Documentation must be approved by Review Officer for all Managed Accounts in order to be exempt from the policy provisions.

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Market Timing - excessive short-term trading in mutual funds. This type of activity can be detrimental to long-term shareholders, and consequently mutual fund companies must maintain policies and procedures to detect and prevent Market Timing abuses and other short-term trading.

—	Private Placement - an offering of a stock or bond that is exempt from registration under Section 4(2) or Section 4(6) of the Securities Act of 1933.
—	Review Officer - the employee(s) selected by the Firm to administer the Code (i.e., the Chief Compliance Officer (CCO) or his/her designee).

For Internal Use – Not for Public Distribution

CODE OF ETHICS
Implementation Date January 1, 2009	Revision Date October 1, 2012	Page 4 of 9

Prohibited Purchases and Sales of Securities

Access Persons are prohibited from purchasing and/or acquiring Beneficial Ownership of equity or fixed-income securities as part of an IPO.

Access Persons may not participate in block trades with any Client transaction.

Pre-clearance of Personal Securities Transactions

Access Persons are required to pre-clear transactions in all Private Placements and Covered Securities, excluding the exemptions listed in Section 4.2.4. Pre-clearance requests must be submitted through the Firm’s personal trading system prior to trade execution. Pre-clearance approvals are valid only for the date pre-clearance is granted. “Good-Til-Cancelled” orders that could remain active beyond a day are prohibited. Private Placement pre-clearance requests must be submitted through the Firm’s personal trading system by completing the Private Placement Request form. A copy of the Private Placement offering memorandum must be submitted separately to Compliance as part of the pre-approval process.

Exemptions

The following securities are exempt from the definition of Covered Security:

—	Direct obligations of the U.S. government (e.g., treasury securities)
—	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements
—	Shares issued by money market funds
—	Shares of open-end mutual funds other than those that are advised or sub-advised by the Firm

The following account and transaction types are exempt from the reporting procedures in Section E of this Code:

—	529 Plans, unless RidgeWorth mutual funds are an investment option
—	401(k) accounts held by a previous employer, unless company stock or RidgeWorth mutual funds were investment options
—	Automatic Investments (i.e., Sharebuilder Accounts, automatic 401k payroll deductions)
—	Mutual fund accounts that do not have brokerage capabilities

The following Covered Security transactions are exempt from pre-clearance procedures:

—	Transactions in RidgeWorth mutual funds
—	Transactions in closed end mutual funds
—	Transactions in non-RidgeWorth mutual funds sub-advised by the Firm
—	Transactions in STI stock, including the exercise of STI employee granted stock options
—	Transactions in Exchange Traded Funds (ETFs) and options on ETFs

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CODE OF ETHICS
Implementation Date January 1, 2009	Revision Date October 1, 2012	Page 5 of 9

—	Transactions in Managed Accounts
—	Transactions in foreign mutual funds
—	Transactions which are non-volitional on the part of the Access Person, including purchases or sales from a margin account pursuant to a bona fide margin call
—	Purchases effected upon the exercise of rights issued by a security issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer

The following Covered Security transactions are exempt from a review against the Blackout Period:

—	Fixed-income transactions of $25,000 or less (e.g., 25 bonds)
—	Equity transactions of five hundred (500) shares or less of companies whose market capitalization (share outstanding multiplied by price per share on trade date) are $3 billion or more
—	ETFs
—	Transactions in Managed Accounts

The following Firm transactions will be exempt from causing a disqualified trade for an Access Person against the Blackout Period:

—	Trades in RidgeWorth mutual funds that follow an index strategy
—	Trades in separately managed accounts that follow an index strategy

The following Firm transactions generally will be exempt from causing a disqualified trade for an Access Person against the Blackout Period:

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Trades that are part of a “program trade”. A program trade is a systematic order to buy or sell the securities simultaneously in the proportion that they are held in the portfolio (usually due to a cash inflow or outflow). It is not a decision on the part of the portfolio manager to begin buying or selling a security.

Designated Broker

Access Persons may only open new securities accounts (“Reportable Accounts”) at the following Designated Brokers:

—	Fidelity
—	Charles Schwab
—	E*Trade
—	TD Ameritrade
—	Morgan Stanley
—	Merrill Lynch
—	Wells Fargo
—	UBS

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CODE OF ETHICS
Implementation Date January 1, 2009	Revision Date October 1, 2012	Page 6 of 9

—	Scottrade
—	RidgeWorth Funds (I Shares directly through Boston Financial Data Services)

New Access Persons may only maintain Reportable Accounts at the brokers listed above. New Access Persons have 60 calendar days from hire date to move any accounts that are not with the above-mentioned brokers. During the transition period, new Access Persons who hold accounts with brokers other than the Designated Brokers should input their holdings into PTA and confirm those holdings by attaching copies of recent (not older than 45 days) brokerage statements.

Exceptions to the Designated Broker policy will be granted on a case-by-case basis by the Review Officer.

Statements and confirmations for accounts maintained at an electronic Designated Broker will be received via an electronic feed directly into the personal trading system. Statements and confirmations for accounts held at Firms where an electronic feed is not available will be received by the Firm via hard copy at the following address:

RidgeWorth Capital Management, Inc.

Chief Compliance Officer

P.O. Box 2137

Atlanta, GA 30301

Personal and Confidential

Managed Accounts are not subject to the Designated Broker Policy and duplicate statements and confirms are not required.

Requests for Waivers

Access Persons must contact the Review Officer for any requests of waivers or exceptions to this policy. Requests will be reviewed and granted on a case-by-case basis by the Review Officer.

E.	REPORTING PROCEDURES

1.

Holdings Reports - New Access Persons shall complete Holdings Reports in PTA within ten (10) days of their start dates with the Firm. Annually thereafter, Access Persons will be required to complete Holdings Reports by January 30th. The Firm will request that Access Persons complete Holdings Reports five (5) business days prior to January 30th, which is the regulatory deadline. Holding Reports must contain a listing of all Covered Securities, as well as all securities accounts and Managed Accounts which hold or could hold Covered Securities in which the Access Person has any direct or indirect Beneficial Ownership. This includes the disclosure of accounts held by members of your immediate family sharing the same household (e.g., spouse, domestic partner, children, etc.).

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CODE OF ETHICS
Implementation Date January 1, 2009	Revision Date October 1, 2012	Page 7 of 9

Information must be current within forty-five (45) days prior to the day the report is submitted.

Holdings Reports to include:

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The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership.

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The name and account number of any account and the broker, dealer, or bank where the Access Person maintains an account in which Covered Securities are held or could be held for the direct or indirect benefit of the Access Person.

—	The confirmation of the absence of reportable accounts and/or holdings.
—	The date the Access Person submits the report.

2.

Transaction Reports - Access Persons shall report transactions in Covered Securities where Beneficial Ownership exists within the regulatory deadline of thirty (30) calendar days of each quarter end. The Firm will request that Access Persons complete a Transaction Report in PTA five (5) business days prior to the regulatory deadline. Reports to include:

—	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Covered Security
—	The nature of the transaction (e.g., purchase, sale)
—	The price of the security at which the transaction was effected
—	The name of the broker, dealer, or bank where the transaction was effected
—	The account number in which the transaction was executed
—	The confirmation of the absence of reportable transactions
—	The date the Access Person submits the report

3.	Newly established securities accounts - Access Persons should report new Reportable Accounts[3] in PTA upon opening but not later than the month the account was established.

Reports to include:

—	The name of the broker, dealer, or bank where the account was established
—	The date the account was established
—	The account name, number, and type

4.

Code of Ethics Certification - New Access Persons must certify within ten (10) days of his or her start date that he or she has received, read, and understands his or her responsibilities under the Code of Ethics. Annually thereafter, Access Persons must

3 See the Designated Brokers list in Section D of this Code.

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CODE OF ETHICS
Implementation Date January 1, 2009	Revision Date October 1, 2012	Page 8 of 9

certify that he or she has received, read, and understands his or her responsibilities under the Code of Ethics.

F.	REVIEW OF REPORTS

The Review Officer shall periodically compare personal securities transactions reported pursuant to all sections of this Code with completed portfolio transactions of Clients for the relevant time period to determine if a violation of the Code has occurred. Exemptions listed under Section D of this Code will not be reviewed except as necessary and on a sample basis.

G.	ENFORCEMENT AND DISCIPLINARY ACTION

If the Review Officer finds that a violation of the Code has occurred, he or she may, after considering the seriousness of the infraction, the employee’s job function, or any prior infractions committed by the employee, determine the appropriate disciplinary action.

If the Review Officer determines that a material violation of the Code has occurred, the Review Officer shall submit such written documentation upon which the Review Officer made the determination and any additional explanatory material provided by the Access Person, to the Firm’s CEO.

Disciplinary actions may include but are not limited to:

—	Verbal admonishment
—	Written acknowledgement from the Access Person that he/she has reviewed, fully understands, and agrees to abide by the Code
—	Written notice to the Access Person’s Personnel and Compliance files, including steps taken to establish full compliance in the future
—	Fines and/or reversals of trades, requiring fines or profits to be donated to a charity and losses to be the responsibility of the employee
—	Partial or full restriction on all personal trading
—	Suspension or termination of employment

H.	RECORDKEEPING

The Firm shall maintain records in the manner below, under the conditions described in Rule 204-2 of the Advisers Act and Rule 31a-2 of the Company Act. As noted, records shall be maintained in a readily accessible place for at least five (5) years, with the first two (2) years in an office of the Firm.

—	A copy of each Code that has been in effect at any time during the past five (5) years.
—	A record of any violation of the Code and of any action taken as a result of such violation for five (5) years from the end of the fiscal year in which the violation occurred.

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Implementation Date January 1, 2009	Revision Date October 1, 2012	Page 9 of 9

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A record of all written acknowledgments (as required by Rule 204A-1) for each individual who is currently, or within the past five (5) years was, an Access Person of the Firm, shall be retained for five (5) years after the individual ceases to be an Access Person.

—	A record of each report made by an Access Person pursuant to this Code shall be preserved for a period of not less than five (5) years from the end of the last fiscal year in which it was made.
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A record of all individuals who have been required to make reports pursuant to this Code shall be preserved for a period of not less than five (5) years from the end of the fiscal year in which it was made.

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A record of any decision, and reasons supporting the decision, to approve the acquisition of securities by Access Persons for at least five (5) years after the end of the fiscal year in which the approval is granted.

—	A copy of each annual report to the RidgeWorth Funds’ Board of Trustees will be maintained for at least five (5) years from the end of the fiscal year in which it was made.

Note: We believe that, taken in total, the Firm’s practices, policies, and procedures, including the Code of Ethics, complies with the principles and provisions of the CFA Institute’s Asset Manager Code of Professional Conduct. The CFA Institute’s Asset Manager Code outlines the ethical and professional responsibilities of firms that manage assets on behalf of clients, and was developed as part of the CFA Institute’s mission to promote high standards of ethics, integrity, and professional excellence in the investment management industry.

The RidgeWorth Affiliates (not applicable to RidgeWorth Capital Management, Inc.) who have officially registered with the CFA Institute’s Asset Manager Code program may make a public “Claim of Compliance” stating that they adhere to the CFA’s Asset Manager Code. When making a public claim of compliance on the Firm’s website or in a proposal or presentation, the claim should be worded as follows:

“[Insert Firm’s full name] claims compliance with the CFA Institute Asset Manager Code of Professional Conduct. This claim has not been verified by the CFA Institute.”

Each of the RidgeWorth Affiliates listed below claim compliance with the CFA Institute Asset Manager Code of Professional Conduct. This claim has not been verified by the CFA Institute.

Ceredex Value Advisors LLC	Silvant Capital Management LLC
Certium Asset Management LLC	StableRiver Capital Management LLC

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